Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 33-61752, 33-80918, 33-86940, 33-93088, 333-50774, 333-50776, 333-77233, 333-111498, 333-123233, and 333-123234), on Form S-4 (File No. 333-115419), and on Form S-3 (File No. 333-115810) of Isle of Capri Casinos, Inc. of our reports dated July 10, 2008, with respect to the consolidated financial statements and schedule of Isle of Capri Casinos, Inc., and the effectiveness of internal control over financial reporting of Isle of Capri Casinos, Inc. included in this Annual Report (Form 10-K) for the fiscal year ended April 27, 2008.

/s/ ERNST & YOUNG LLP

St. Louis, Missouri

July 10, 2008